Exhibit 10.3

Engagement Agreement

This Engagement Agreement (the “Agreement”) is made and entered into this 21th day of December, 2007 between Reddi Brake Supply Company, (“Client”) with offices at 57 West 200 South, Suite 400, Salt Lake City, Utah 84101, and Marathon Advisors LLC (“Consultant”).  This agreement sets forth the general terms and conditions pursuant to which Consultant will provide services to Client.

1.

Services.  Consultant shall provide Brian Rodriguez to perform those duties and responsibilities as would be typical of a Chief Financial Officer of a company engaged in Client’s business (the “Services”).  Consultant shall expend such time as is reasonably necessary to fully perform such Services, shall devote their best efforts, experience and judgment to fully discharge his duties and responsibilities under this Agreement and as reasonably contemplated hereby, and shall act in conformity with the written policies of Client and within the limits, budgets, business plans and instructions as set by Client.  Consultant shall be subject to the authority of the Board of Directors and the Chief Executive Officer of Client and to all provisions of its Articles of Incorporation and Bylaws.

2.

Limitation of Services.  It is understood between the parties that Consultant is not providing legal services, or independent accounting services, and such services must be retained by Client, at its own cost and expense. It is expressly acknowledged that Consultant will utilize best efforts in performing the Services contemplated hereby but no representations are made as to the ultimate success of Client in carrying out Client’s business.

3.

Term.  The Services shall commence on December 21, 2007 and will terminate November 30, 2008.  In addition, this agreement may be terminated early as follows:

a)  Either party may terminate this agreement with or without cause upon providing 30 days written notice to the other party.

b)  Either party shall have the right (but not the obligation) to terminate this Agreement immediately upon written notice to the other, if it reasonably determines that the other party, or any of its respective directors, officers or controlling shareholders has engaged in any unlawful, wrongful or fraudulent act.

c)  Consultant shall have the right (but not the obligation) to terminate this Agreement immediately upon written notice to Client, if Consultant shall determine that any material facts concerning Client or any of its respective directors, officers or controlling shareholders represented to Consultant during the course of performing the Services are misstated or untrue or that Client has intentionally failed to provide Consultant with material facts concerning Client.

d)  Consultant shall have the right (but not the obligation) to cease providing services and/or terminate this Agreement if any compensation amounts due from Client are not paid within 20 days after they are due.

In the event of early termination of the Agreement by either party for any reason, all fees and expenses accrued by Consultant shall be paid to Consultant within 15 days after termination and all fees paid to Consultant that were not accrued by Consultant prior to termination shall be reimbursed to Client or credited against any outstanding balances owed by Client within 15 days after termination.

4.

Location.  The Services will be performed both remotely and at Client’s office site, as necessary.

5.

Rights of Title.  The Report and all other reports, workpapers, programs, manuals, discs, tapes, listings and any other material prepares solely under this Agreement by Consultant shall belong exclusively to Client.  All reports, workpapers, programs, manuals, discs, tapes, listings and any other material prepared solely under this Agreement by Consultant is intended solely for the use of Client’s internal management and is not intended to be and should not be used by any other parties without the prior written consent of Consultant.

6.

Payment.  Consultant shall be paid cash consideration of $10,000 per month with payments due on the 15th calendar day of each month (except for December 2007), commencing upon the later of 1) December 21, 2007 and 10 days subsequent to Client receiving at least $500,000 gross proceeds from a debt or equity financing (the “First Qualifying Financing”).  Payments will accrue until Client achieves the First Qualifying Financing, at which time all payments earned and accrued at that time will be due to Consultant.  In addition, Consultant shall be paid a $20,000 cash bonus payable within 10 days of Client receiving at least $2,000,000 cumulative gross proceeds from debt or equity financing(s) (the “Second Qualifying Financing”), including the gross proceeds from the First Qualifying Financing.  In addition, Consultant shall be paid another $20,000 cash bonus payable within 10 days of Client receiving at least $5,000,000 cumulative gross proceeds from debt or equity financing(s) (the “Third Qualifying Financing”), including the gross proceeds from the First and Second Qualifying Financings.    In the event the Client fails to timely submit payments as set forth herein, the total amount of the fees due and unpaid shall bear interest at the rate of 15% per annum (accrued pro rata) until paid in full.

In addition, Consultant shall be issued 1,500,000 shares of Client’s common stock within 10 days of the signing of the Agreement (the “Equity Compensation”).  Consultant shall fully vest in the Equity Compensation on January 1, 2008.  Consultant understands that such shares shall be “restricted, “ as that term is generally understood in the securities industry.

In the event that this Agreement is terminated prior to May 31, 2008 by Consultant for any reason other than those set forth in Section 3(b) and 3(c) and 3(d) above, Consultant agrees to return to the Client 1/6 of such 1,500,000 shares for each full month from the date of termination to May 31, 2008.    In addition, in the event that this Agreement is terminated prior to May 31, 2008 by Client in accordance with Section 3(b) above or for non-performance by Consultant, Consultant agrees to return to the Client 1/6 of such 1,500,000 shares for each full month from the date of termination to May 31, 2008.

7.

Expense Reimbursement.  Client shall reimburse Consultant for any reasonable, accountable, out-of-pocket expenses (the “Reimbursable Expenses”) incurred by Consultant related to travel to Client’s office site or any other expenses incurred related to performing the Services provided in this Agreement.  Any expenses in excess of $500 for which Consultant would be entitled to receive will require advance written approval by Client.  The Reimbursable Expenses shall be invoiced by Consultant to Client, with payment due upon receipt of invoice.

8.

Independent Contractor Relationship.  The parties understand and agree Consultant shall perform the Services under this Agreement as an independent contractor and under no circumstances is Consultant to be considered a Client employee or agent.

9.

Non-exclusivity of Undertakings. Client expressly understands and agrees that Consultant shall not be prevented or barred from rendering services of the same nature as or a similar nature to those Services described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than Client, provided that the rendition of such services does not in any way interfere with Consultants’ obligations pursuant to this Agreement.

10.

Mutual Indemnification.  Both parties agree to indemnify and hold each other harmless for any injuries to persons or property caused by the intentional and willful acts of each parties’ own employees in the performance of services under this Agreement.  Furthermore, Client hereby agrees to hold harmless and indemnify Consultant, against any and all expenses incurred by reason of the fact that Consultant is or was an, officer, agent, consultant or advisor of Client, but only if Consultant acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Client and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any proceeding by judgment, order of the court, settlement, conviction, or upon a plea of NOLO CONTENDERE, or its equivalent, shall not, of itself, create a presumption that Consultant did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Client, and with respect to any criminal proceeding, shall not create a presumption that such person or entity believed that his conduct was unlawful. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Consultant is alleged or proven. Notwithstanding the foregoing, in the case of any proceeding brought by or in the right of the Client, Consultant shall not be entitled to indemnification for any claim, issue or matter as to which Client has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Client or for amounts paid in settlement to the Client, unless and only to the extent that, the court in which the proceeding was brought or another court of competent jurisdiction determines, on application, that in view of all the circumstances, the person or entity is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

11.

Warranty.  Consultant warrants that the Services will be performed in a workmanlike and professional manner and that Consultant possesses the skill and experience commensurate with the requirements of the Services.  Other than those contained in this section, Consultant makes no other representations or warranties with respect to the Services.

12.

Limitation of Liability.  Client understands and agrees that Consultant will not be liable for any punitive, incidental, consequential or indirect damages.  Client agrees that Consultant’s liability for any damages, if any, shall not exceed in any situation the cash compensation paid to Consultant by Client for the services rendered by Consultant.

13.

Confidential Information.  Each party agrees that during and after the term of this Agreement it will keep secret and will not, without the prior written consent of the other, use or disclose to any third party any confidential or proprietary information relating to the business of the other party or that party’s customers learned by such party or disclosed to such party in connection with this Agreement.

14.

Entire Agreement.  This Agreement, as will as any written amendments, shall constitute the entire Agreement between the parties and supersedes all previous communication, representations, understandings, concurrent or subsequent purchase orders, and agreements, whether oral or written, between the parties or any officer or representative of the parties.  Client has not relied upon any representations other than those set forth in this Agreement.

15.

Notices.  Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

To Client:

Attention:  Alex Walker

Reddi Brake Supply Company

57 West 200 South, Suite 400

Salt Lake City, Utah 84101

To Consultant:

Brian E. Rodriguez

2202 Bluebonnet Drive

Richardson, Texas 75082

16.

Severability.  If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

Consultant

                                Reddi Brake Supply Company

By	/s/ Brian E. Rodriguez	By	/s/ Alexander H. Walker III
Name	Brian E. Rodriguez	Name	Alexander H. Walker III
Its	Managing Member	Its	Chief Executive Officer

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